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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Adaptec, Inc., a Delaware corporation (“Adaptec”), for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec.

On October 8, 2009, SP II issued the following press release:

Steel Partners Clarifies its Value-Maximizing Plan for Adaptec

Urges Stockholders Not to Be Distracted by Legacy Directors’ Scare Tactics and Wild Claims

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) announced today that it has issued the following open letter to stockholders of Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ:ADPT - News) in which it clarifies its value-maximizing plan for Adaptec and emphasizes that its plan matches recommendations made by the Company’s own independent financial advisor and approved by the Board. Steel Partners urged stockholders not to be distracted from the real issues behind the consent solicitation by false and misleading statements being made by the Legacy Directors.

Full text of the letter follows:

October 8, 2009

Dear Fellow Adaptec Stockholders:

THE LEGACY DIRECTORS HAVE RESORTED TO SCARE TACTICS TO MAINTAIN THEIR CONTROL OF ADAPTEC!

Legacy Directors Joseph Kennedy and Douglas Van Houweling continue to spread false and misleading information concerning Steel Partners while trying to ignore the real issues in this consent solicitation. Now, they have added scare tactics and wild claims to distract you from their own risky plans for Adaptec and the failures, horrendous track record and serious shortcomings of the Company’s CEO, Sundi Sundaresh.

STEEL PARTNERS’ PLAN IS TO FOLLOW THE RECOMMENDATION OF THE COMPANY’S INDEPENDENT FINANCIAL ADVISOR -- A HIGHLY REPUTABLE AND NATIONALLY-RECOGNIZED INVESTMENT BANK

The Legacy Directors would have you believe that it was Steel Partners’ initiative to pursue a sale of the Company’s business operations. What they don’t want you to know is that this plan is actually the recommendation of the Company’s independent financial advisor, a nationally-recognized investment bank, following a several month-long strategic review process. In the first quarter of 2009, the full Board approved the hiring of an investment bank (recommended by Mr. Sundaresh) to evaluate all options to maximize stockholder value at Adaptec, including stock buybacks, one-time dividends, acquisitions that could provide scale and an outright sale of the Company’s operating business.

After a thorough process, the financial advisor recommended that Adaptec sell the operating business to a strategic buyer, and then look to redeploy the capital in a way to maximize the value of the net operating loss carry forwards (NOLs). The Board approved going forward with this recommendation while certain Legacy Directors, including Messrs. Sundaresh, Kennedy and Loarie, voted against it. Mr. Van Houweling, himself, voted to approve the financial advisor’s recommendation, but now claims that it was all Steel Partners’ idea.

We agree with the financial advisor that the best alternative for Adaptec is to seek to sell the Company’s operating business, as opposed to continuing to run it under Mr. Sundaresh’s failed strategic plans. Adaptec’s operating business is too small to survive as is and to successfully compete in the current marketplace. The Company’s financial advisor recognized this in concluding it would be worth more to a synergistic buyer than to Adaptec. Unquestionably, the Company’s operating business is worth more than the negative enterprise value that the market has historically placed on it.

We are not looking to and would not recommend using Adaptec’s cash to acquire a bank, as the Legacy Directors falsely and wildly claim. In fact, unlike the Legacy Directors, we are committed to first obtaining stockholder approval before completing any acquisition above $100 million in cash or stock. As a significant holder of the Company’s stock our sole agenda is to create value for all stockholders. To be clear, Steel Partners never has and never will accept any form of “greenmail”. Our interests are directly aligned with those of all stockholders.

Following a sale of the operating business, we believe Adaptec (i) would trade at or above its higher cash value, thereby allowing those stockholders who want to cash out to do so in the market, (ii) would be able to realize the substantial potential value of its NOLs, which as of March 31, 2009, were $143.3 million for federal and $167.8 million for state purposes, and (iii) would be free to look at a value-creating transaction without any limitations. We will explore ways to return capital to the Company’s stockholders in a tax-efficient manner, including additional stock repurchases and/or dividends. Additionally, we will recommend to the Board, as we have done in the past, to aggressively buyback shares if the stock trades below cash value.

WE BELIEVE THEIR RISKY PLAN INVOLVES USING THE COMPANY’S CASH TO PURSUE AN ACQUISITION WITH A CASH PURCHASE PRICE IN THE UPWARDS OF $200 MILLION

While the Legacy Directors have been telling you lies about our alleged future plans for the Company, they have failed to tell you about their plans to use a substantial portion of the Company’s cash to pursue a large acquisition. One such proposed acquisition opportunity suggested a possible transaction with a cash purchase price of $200 million or more for a target company with current annual revenues of $80 million and a current pretax operating loss that we believe could create substantial goodwill and intangibles. We believe this acquisition has a much higher risk profile than our plan and would be a “fatal” mistake for the Company. Even the Company’s financial advisor views such an acquisition as risky and overpriced. We will take all steps consistent with our fiduciary duties to make sure that the Company does not consummate yet another terrible acquisition. Let us again remind you that since 2002, the Company has endured several failed acquisitions that have resulted in write-offs in excess of approximately $220 million. Why should stockholders have any confidence that they can get it right this time?

CERTAIN LEGACY DIRECTORS ARE TRYING TO DERAIL THE FINANCIAL ADVISOR’S RECOMMENDED COURSE OF ACTION

A special “Strategic Committee” of the Board was established to interface with the financial advisor. Recently, the financial advisor has begun the process of contacting and speaking with strategic buyers. Unfortunately, Mr. Sundaresh and certain of the Legacy Directors have gone against the Board-approved recommendation of the financial advisor. It is clear to us they want to continue with the status quo of running the Company’s failing operating business while pursuing a large-scale “home run” acquisition. A prospective interested party has advised us that Mr. Sundaresh has made it clear that any proposal for the acquisition of the Company’s business operations must include him staying on as CEO or else he will not pursue such opportunity. If true, Mr. Sundaresh may have put his personal interests ahead of his fiduciary duties to stockholders. We do not believe that Mr. Sundaresh and the Legacy Directors will fully and faithfully pursue the sales process approved and instructed by the Board, and which we believe they now oppose.

This consent solicitation essentially boils down to whether Adaptec should pursue the plan recommended by the Company’s independent financial advisor or the high-risk plan being pursued by Mr. Sundaresh and certain of the Legacy Directors who have overseen multiple failed business plans and substantial destruction of value. The choice is clear! All stockholders should seriously question the motives of Mr. Sundaresh and the Legacy Directors and whether they have the same interests as you at this critical juncture. While our interests are aligned as stockholders, they collectively own very little stock in your Company and have been taking significant cash out of the Company for compensation. It is no wonder they have such a large appetite for risk.

ALLOWING MR. SUNDARESH TO CONTINUE TO RUN THE COMPANY WITH HIS FAILED BUSINESS PLAN IS A MAJOR RISK

We pressed Mr. Sundaresh for almost eighteen months to develop a business plan that would generate growing revenues and eliminate operating losses in order for the Company to become profitable. In April 2009, management presented a long-term strategic plan for the Company which showed projected substantial growth in revenues and a return to operating profitability of over 10% of revenue within two and a half years. Abruptly, just one day before the Board meetings in late August 2009 and with no prior information, Mr. Sundaresh presented a “new” business plan which projected revenues dropping from the last twelve month run rate over the same two and a half year period, and large cumulative operating losses over the same period. How can the Legacy Directors tell you with a straight face that their so-called “achievements” are the result of their “clear vision for the future and concrete steps that have set Adaptec on the right course to optimize stockholder value.”

Since Mr. Sundaresh became CEO, the Company has spent over $200 million in R&D, yet revenues have sharply fallen from $344 million in FY 2006 to $115 million in FY 2009. The Company has zero enterprise value today, and therefore has nothing to show for this substantial investment.

The Legacy Directors are telling you that “Adaptec has made significant progress in refocusing its operations, reducing costs, addressing legacy technologies, developing new products, and other efforts.” Is this the progress they are referring to?

•
The Company has lost money from operations every year since Mr. Sundaresh became CEO, with $270 million of total losses from operations, approximately $17 million in losses from the recent Aristos acquisition and $116 million in losses from prior acquisitions

•	Mr. Sundaresh has been paid $5.3 million since joining the Company while the stock price has dropped 40%

•	The stock has underperformed its “peer group index” (as provided by the Company’s independent financial advisor) since Mr. Sundaresh became CEO by approximately 100%

Given the challenging economic environment and the continued failures at Adaptec, we feel the Legacy Directors’ current plan puts shareholders at substantial risk.

MR. SUNDARESH AND CERTAIN LEGACY DIRECTORS HAVE A POOR TRACK RECORD OF RETURNING CASH TO STOCKHOLDERS

While the Legacy Directors are quick to spread fictional propaganda about our intentions for utilizing the Company’s cash on hand, they, themselves, have a pitiful track record of returning cash to stockholders. Steel Partners’ representatives on the Board, Jack Howard and John Quicke, have recommended on several occasions the return of capital to Adaptec stockholders through stock buybacks at less than cash value. Mr. Howard proposed implementing a 10b-5 trading plan for the Company to buy back up to $40 million worth of stock at a substantial discount to intrinsic value and cash value per share. While this stock buyback was approved by the Board, certain Legacy Directors were not supportive and one Legacy Director even voted against it. Management did a poor job of implementing the buyback, purchasing less than a million shares during a time when the stock traded over 10.8 million shares at the Company’s buyback levels, and squandered a great opportunity to create substantial stockholder value.

We are not seeking control of the Board. If we are successful in removing Messrs. Sundaresh and Loarie there will not be a change of control under the Company’s benefit plans and employment contracts. We will, however, be removing the influence of Mr. Sundaresh who effectively controls the Board through his sway over the Legacy Directors. That influence has led to the Legacy Directors handing over control of this year’s nomination process to Mr. Sundaresh. He has hand-picked three nominees with whom he has connections or past business relationships. It is time to end the ruinous influence of Mr. Sundaresh and the Legacy Directors.

If you have any questions about our consent or how to give your consent, please contact our proxy solicitor MacKenzie Partners at 800-322-2885 or 212-929-5500.

Sincerely,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein
Steel Partners II, L.P.

About Steel Partners

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Contact:

Steel Partners
Jason Booth, 310-941-3616